EXHIBIT 99.1

News From:	For Immediate Release

Kaydon Corporation	Global Engineered Solutions
KAYDON CORPORATION REPORTS FOURTH QUARTER
AND FULL YEAR 2009 RESULTS
Ann Arbor, Michigan — February 25, 2010
     Kaydon Corporation (NYSE: KDN) today announced its results for the fourth quarter and full year ended December 31, 2009.
Consolidated Results
     Sales in the fourth quarter of 2009 were $108.9 million, compared to $132.4 million in the fourth quarter of 2008. Wind energy sales in the fourth quarter of 2009 were $21.3 million, compared to $24.0 million in the fourth quarter of 2008. Full year 2009 wind energy sales of $103.0 million were 28.0 percent higher compared to $80.5 million wind energy sales for the full year 2008.
     Operating income was $18.0 million in the fourth quarter of 2009, compared to $22.4 million in the fourth quarter of 2008. EBITDA, a non-GAAP measure and as defined by the Company, was $25.6 million, or 23.5 percent of sales, during the fourth quarter of 2009, compared to $29.6 million, or 22.4 percent of sales, during the fourth quarter of 2008. Readers should refer to the attached Reconciliation of Non-GAAP Measures exhibit for the calculation of EBITDA and the reconciliation of EBITDA to the most comparable GAAP measure. During the fourth quarter of 2009, the Company recognized a $0.9 million net gain on the curtailment of certain postretirement benefits. This gain was fully offset by one-time costs at its split roller bearing facility in England, including employee termination costs associated with a fourth quarter of 2009 downsizing.
     Net income was $11.4 million in the fourth quarter of 2009, or $.34 per share on a diluted basis, compared to net income of $13.8 million in the fourth quarter of 2008, or $.40 per share on a diluted basis. Fourth quarter 2008 results have been adjusted to reflect the required retrospective application of new accounting guidance related to earnings per share, effective January 1, 2009. This new guidance required retrospective application to prior periods which reduced previously reported fourth quarter 2008 basic earnings per share and diluted earnings per share by $.01.

     Full year 2009 sales totaled $441.1 million compared to $522.4 million for full year 2008. Sales declines in our core industrial businesses associated with adverse macroeconomic conditions more than offset increased sales in our wind energy business during 2009. Full year 2009 diluted earnings per share totaled $1.37 compared to $2.06 per share in full year 2008, as adjusted for the retrospective application of new accounting guidance.
     Backlog was $218.5 million at December 31, 2009, compared to $250.1 million at October 3, 2009, and $312.6 million at December 31, 2008. Wind energy backlog was $109.2 million at December 31, 2009, compared to $129.6 million at October 3, 2009, and $160.2 million at December 31, 2008.
Management Commentary
     James O’Leary, Chairman and Chief Executive Officer commented, “We are satisfied with the results achieved in a historically challenging economic environment. More importantly, we believe we will exit this recession more competitive than when we entered it due to the actions taken over the past two years. During 2009, the Company focused on managing those things within its control, notably converting backlog, reducing and containing costs, and positioning ourselves for longer term growth opportunities that will arise. These actions were initiated early and aggressively in this downturn and have yielded improved results relative to both the start of this year and the cyclical trough of the previous recession. We are especially pleased with our cash flow performance, which reflected our disciplined approach to managing costs and capital during this challenging period.”
     “While we are confident in our strategic positioning in each of our markets, meaningful improvements in 2010 will be dependent on continued improvements in the industrial economy and an actionable renewable energy policy. Overall, our industrial end markets have stabilized at the lower levels noted in past quarters, with non-wind sales increasing sequentially for the second consecutive quarter. Military sales, while below prior year’s level, also improved sequentially, and semiconductor end market sales grew for the third consecutive quarter and exceeded the prior fourth quarter sales. While wind energy sales declined sequentially, this was largely due to the timing of customer releases in the third quarter as we shipped a significant amount of product that had been delayed due to global credit conditions.”
     “During the first two months of 2010, non-wind orders have improved both sequentially and relative to the prior year. Cumulative incoming orders on a quarter-to-date basis have exceeded prior years’ levels for the first time since the third quarter of 2008. Looking forward for our core industrial markets, growth in 2010 will largely be dependent on continued improvement in these order rates, which will result from improved capacity utilization and increased capital spending by our customers. Also, improved wind energy orders will need to be driven by increased electricity demand from an improved economy and greater clarity on the public policy front.”

     “The Company took difficult but necessary steps to reduce its cost base during the past two years. Having taken these actions, and with its strong debt-free balance sheet, the Company is well positioned for the future. The strength of our balance sheet and the cash generating ability of our businesses will allow us to fund important initiatives and take advantage of opportunities that may arise over time. Our third consecutive year of increasing our dividend, unique in this environment, reflects the confidence of our management team and our Board in the fundamental strengths of our Company.”
Quarterly Segment Results and Review
     Friction Control Products sales in the fourth quarter of 2009 were $72.9 million, compared to $85.8 million in the fourth quarter of 2008. The adverse effects of macroeconomic difficulties affected our core industrial businesses, with only the semiconductor business achieving growth in the fourth quarter of 2009 compared to fourth quarter 2008. Notably, sales of heavy equipment turntable bearings and split roller bearings declined due to the much lower level of industrial activity globally. Wind energy sales decreased in the fourth quarter of 2009 compared to the prior fourth quarter and also sequentially compared to the third quarter of 2009 following record wind energy sales in the third quarter.
     Fourth quarter 2009 Friction Control Products operating income was $12.7 million, compared to $17.7 million in the fourth quarter of 2008. The decline in operating income was attributable to decreased sales, increased depreciation, increased pension costs, and one-time split roller bearing costs, including employee termination costs.
     Velocity Control Products sales in the fourth quarter of 2009 were $11.8 million, compared to $13.8 million in the fourth quarter of 2008, due to reduced demand in both Europe and North America. Fourth quarter 2009 Velocity Control Products operating income was $1.3 million, compared to $1.8 million in the fourth quarter of 2008 due principally to lower sales volume.
     Sealing Products sales in the fourth quarter of 2009 were $8.8 million, compared to $11.0 million in the fourth quarter of 2008, due to lower demand stemming from the general economic decline. Fourth quarter 2009 Sealing Products operating income was $1.7 million, compared to $0.9 million in the fourth quarter of 2008 due to reduced costs, including a favorable inventory adjustment, and the absence of an asset impairment charge recorded in the prior fourth quarter, partly offset by the impact of lower sales.
     Sales from the Company’s remaining businesses in the fourth quarter of 2009 were $15.3 million, compared to $21.8 million in the fourth quarter of 2008 resulting from lower demand related to the general economic decline. Fourth quarter 2009 other business operating income was $1.4 million, compared to $3.1 million in the fourth quarter of 2008, due principally to lower sales volume.

Financial Position and Free Cash Flow
     The Company had unrestricted cash totaling $262.4 million, $300.0 million in committed available credit and no debt outstanding as of December 31, 2009.
     Free cash flow, a non-GAAP measure defined by the Company as net cash from operating activities less capital expenditures, net of dispositions, was $19.7 million in the fourth quarter of 2009 compared to a net use of $5.5 million during the fourth quarter of 2008, which included the effects of an $11.9 million contribution to our qualified pension plans and net capital expenditures of $13.7 million. Readers should refer to the attached Reconciliation of Non-GAAP Measures exhibit for the calculation of free cash flow and the reconciliation of free cash flow to the most comparable GAAP measure.
     On October 5, 2009, the Company paid a common stock dividend of $.18 per share or an aggregate of $6.0 million. This is the third consecutive year of increasing our dividend, reflecting the fundamental strength of our businesses and our confidence in the long term prospects of the Company.
About Kaydon
     Kaydon Corporation is a leading designer and manufacturer of custom engineered, performance-critical products, supplying a broad and diverse group of alternative energy, industrial, aerospace, medical and electronic equipment, and aftermarket customers.
     Conference call information: At 11:00 a.m. Eastern time today, Kaydon will host a fourth quarter and full year 2009 earnings conference call. The conference call can be accessed telephonically in a listen-only mode by dialing 1-888-572-7031 and providing the following passcode number: 800500. Participants are asked to dial in 10 minutes prior to the scheduled start time of the call.
     Alternatively, interested parties are invited to listen to the conference call on the Internet at:
http://webcast.premiereglobal.com/r.htm?e=190632&s=1&k=C42D647DD658D575CC7E174B8345896F
or by logging on to the Kaydon Corporation website at: http://www.kaydon.com and accessing the conference call at the “Fourth Quarter and Full Year 2009 Conference Call” icon.
     To accommodate those that are unable to listen at the scheduled start time, a replay of the conference call will be available telephonically beginning at 2:00 p.m. Eastern time today through March 4, 2010 at 11:59 p.m. Eastern time. The replay is accessible by dialing 1-888-203-1112 and providing the following passcode number: 6401499.
     Additionally, interested parties can access an archive of the conference call on the Kaydon Corporation website at http://www.kaydon.com.

# # #
     This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 regarding the Company’s plans, expectations, estimates and beliefs. Forward-looking statements are typically identified by words such as “believes,” “anticipates,” “estimates,” “expects,” “intends,” “will,” “may,” “should,” “could,” “potential,” “projects,” “approximately,” and other similar expressions, including statements regarding pending litigation, general economic conditions, competitive dynamics and the adequacy of capital resources. These forward-looking statements may include, among other things, projections of the Company’s financial performance, anticipated growth, characterization of and the Company’s ability to control contingent liabilities, and anticipated trends in the Company’s businesses. These statements are only predictions, based on the Company’s current expectation about future events. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, performance or achievements or that predictions or current expectations will be accurate. These forward-looking statements involve risks and uncertainties that could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements.
     In addition, the Company or persons acting on its behalf may from time to time publish or communicate other items that could also be construed to be forward-looking statements. Statements of this sort are or will be based on the Company’s estimates, assumptions, and projections and are subject to risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. Kaydon does not undertake any responsibility to update its forward-looking statements or risk factors to reflect future events or circumstances except to the extent required by applicable law.
     Certain non-GAAP measures are presented in this press release. These measures should be viewed as supplemental data, rather than as substitutes or alternatives to the most comparable GAAP measures.

Contact:	James O’Leary	READ IT ON THE WEB
	Chairman and Chief Executive Officer	http://www.kaydon.com
(734) 747-7025 ext. 2025

Peter C. DeChants
Senior Vice President and Chief Financial Officer
(734) 680-2009

KAYDON CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

	Fourth Quarter Ended		Full Year Ended
		As adjusted (1)		As adjusted (1)
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008
Net sales	$108,855,000	$132,382,000	$441,145,000	$522,374,000
Cost of sales	71,167,000	86,225,000	297,280,000	330,194,000

Gross profit	37,688,000	46,157,000	143,865,000	192,180,000
Selling, general and administrative expenses	19,727,000	23,727,000	72,527,000	86,669,000

Operating income	17,961,000	22,430,000	71,338,000	105,511,000
Interest expense	(62,000)	(61,000)	(247,000)	(9,363,000)
Interest and investment income/(loss)	108,000	(338,000)	537,000	4,860,000

Income before income taxes	18,007,000	22,031,000	71,628,000	101,008,000
Provision for income taxes	6,601,000	8,254,000	25,672,000	35,945,000

Net income	$11,406,000	$13,777,000	$45,956,000	$65,063,000

Earnings per share:
Basic	$0.34	$0.40	$1.37	$2.17

Diluted	$0.34	$0.40	$1.37	$2.06

Dividends declared per share	$0.18	$0.17	$0.70	$0.64

(1)	Results for the Fourth Quarter and Full Year Ended December 31, 2008 have been adjusted, as required, for the retrospective application of new Financial Accounting Standards Board guidance on debt and earnings per share.

KAYDON CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS

	December 31,	December 31,
	2009	2008
Assets:
Cash and cash equivalents	$262,403,000	$232,998,000
Accounts receivable, net	77,977,000	78,918,000
Inventories, net	88,796,000	97,748,000
Other current assets	16,601,000	18,395,000

Total current assets	445,777,000	428,059,000

Property, plant and equipment, net	175,716,000	185,642,000

Goodwill, net	143,891,000	142,424,000
Other intangible assets, net	21,552,000	25,746,000
Other assets	1,008,000	7,911,000

Total assets	$787,944,000	$789,782,000

Liabilities and Shareholders’ Equity:

Accounts payable	$21,353,000	$35,080,000
Accrued expenses	26,731,000	27,682,000

Total current liabilities	48,084,000	62,762,000

Long-term liabilities	39,895,000	54,390,000

Shareholders’ equity	699,965,000	672,630,000

Total liabilities and shareholders’ equity	$787,944,000	$789,782,000

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	Fourth Quarter Ended		Full Year Ended
				As adjusted (1)
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008
Cash flows from operating activities:
Net income	$11,406,000	$13,777,000	$45,956,000	$65,063,000
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	5,201,000	4,337,000	19,836,000	16,181,000
Amortization of intangible assets	1,072,000	1,367,000	4,283,000	5,464,000
Amortization of stock awards	1,017,000	1,161,000	4,121,000	4,514,000
Stock option compensation expense	319,000	312,000	1,300,000	1,213,000
Excess tax benefit from stock-based compensation	(113,000)	(259,000)	(52,000)	(438,000)
Deferred financing fees	62,000	62,000	248,000	790,000
Non-cash postretirement benefits curtailment gain	(1,308,000)	—	(7,613,000)	—
Net change in receivables, inventories and trade payables	4,167,000	(7,453,000)	(2,577,000)	(37,714,000)
Contributions to qualified pension plans	—	(11,910,000)	(14,846,000)	(11,910,000)
Net change in other assets and liabilities	231,000	6,808,000	15,525,000	14,737,000

Net cash from operating activities	22,054,000	8,202,000	66,181,000	57,900,000

Cash flows used in investing activities:
Capital expenditures	(2,401,000)	(14,755,000)	(11,986,000)	(60,704,000)
Dispositions of property, plant and equipment	43,000	1,095,000	1,229,000	1,194,000
Proceeds from sales of investments	1,082,000	1,999,000	5,145,000	65,407,000
Acquisition of business, net of cash received	—	—	—	489,000

Net cash from (used in) investing activities	(1,276,000)	(11,661,000)	(5,612,000)	6,386,000

Cash flows from financing activities:
Cash dividends paid	(6,043,000)	(5,695,000)	(23,207,000)	(18,180,000)
Purchase of treasury stock	—	(14,079,000)	(8,871,000)	(35,916,000)
Excess tax benefits from stock-based compensation	113,000	259,000	52,000	438,000
Proceeds from exercise of stock options	—	—	24,000	242,000

Net cash used in financing activities	(5,930,000)	(19,515,000)	(32,002,000)	(53,416,000)

Effect of exchange rate changes on cash and cash equivalents	(286,000)	(6,759,000)	838,000	(7,865,000)

Net increase (decrease) in cash and cash equivalents	14,562,000	(29,733,000)	29,405,000	3,005,000

Cash and cash equivalents — Beginning of period	247,841,000	262,731,000	232,998,000	229,993,000

Cash and cash equivalents — End of period	$262,403,000	$232,998,000	$262,403,000	$232,998,000

(1)	Results for the Full Year Ended December 31, 2008 have been adjusted, as required, for the retrospective application of new Financial Accounting Standards Board guidance on debt.

KAYDON CORPORATION
EARNINGS PER SHARE

	Fourth Quarter Ended		Full Year Ended
		As adjusted (1)		As adjusted (1)
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008
Earnings per share — Basic

Net income	$11,406,000	$13,777,000	$45,956,000	$65,063,000

Less: Net earnings allocated to participating securities — Basic	(124,000)	(164,000)	(527,000)	(935,000)

Income available to common shareholders — Basic	$11,282,000	$13,613,000	$45,429,000	$64,128,000

Weighted average common shares outstanding — Basic	33,226,000	33,675,000	33,250,000	29,507,000

Earnings per share — Basic	$0.34	$0.40	$1.37	$2.17

Earnings per share — Diluted

Net income	$11,406,000	$13,777,000	$45,956,000	$65,063,000

Less: Net earnings allocated to participating securities — Diluted	(124,000)	(164,000)	(527,000)	(923,000)
Plus: Interest and debt issuance costs amortization related to Contingent Convertible Notes, net of tax	—	—	—	5,833,000

Income available to common shareholders — Diluted	$11,282,000	$13,613,000	$45,429,000	$69,973,000

Weighted average common shares outstanding — Diluted

Weighted average common shares outstanding — Basic	33,226,000	33,675,000	33,250,000	29,507,000
Potential dilutive shares resulting from stock options	23,000	29,000	17,000	19,000
Dilutive shares resulting from Contingent Convertible Notes	—	—	—	4,427,000

Weighted average common shares outstanding — Diluted	33,249,000	33,704,000	33,267,000	33,953,000

Earnings per share — Diluted	$0.34	$0.40	$1.37	$2.06

(1)	Results for the Fourth Quarter and Full Year Ended December 31, 2008 have been adjusted, as required, for the retrospective application of new Financial Accounting Standards Board guidance on debt and earnings per share.

KAYDON CORPORATION
REPORTABLE SEGMENT INFORMATION
(Amounts in thousands)

	Fourth Quarter Ended		Full Year Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008
Net sales

Friction Control Products	72,929	85,792	296,420	325,951
Velocity Control Products	11,756	13,784	46,358	69,616
Sealing Products	8,834	10,978	37,832	44,985
Other	15,336	21,828	60,535	81,822

Total consolidated net sales	$108,855	$132,382	$441,145	$522,374

	Fourth Quarter Ended		Full Year Ended
				As adjusted (1)
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008
Operating income

Friction Control Products	$12,681	$17,726	$50,314	$73,856
Velocity Control Products	1,297	1,848	6,488	18,045
Sealing Products	1,666	943	3,875	4,974
Other	1,403	3,148	4,661	10,457

Total segment operating income	17,047	23,665	65,338	107,332

Items not allocated to segment operating income	914	(1,235)	6,000	(1,821)
Interest expense	(62)	(61)	(247)	(9,363)
Interest and investment income/(expense)	108	(338)	537	4,860

Income before income taxes	$18,007	$22,031	$71,628	$101,008

(1)	Results for the Full Year Ended December 31, 2008 have been adjusted, as required, for the retrospective application of new Financial Accounting Standards Board guidance on debt.

KAYDON CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
(Amounts in thousands)

	Fourth Quarter Ended		Full Year Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008
Free cash flow, as defined (non-GAAP)

Net cash from operating activities (GAAP)	$22,054	$8,202	$66,181	$57,900
Capital expenditures, net of dispositions	(2,358)	(13,660)	(10,757)	(59,510)

Free cash flow, as defined (non-GAAP)	$19,696	$(5,458)	$55,424	$(1,610)

Kaydon’s management believes free cash flow, as defined above and a non-GAAP measure, is an important indicator of the Company’s ability to generate excess cash above levels required for capital investment to support future growth. However, it should be viewed as supplemental data, rather than as a substitute or alternative to the comparable GAAP measure.

	Fourth Quarter Ended		Full Year Ended
				As adjusted (1)
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008
EBITDA, as defined (non-GAAP)

Net income (GAAP)	$11,406	$13,777	$45,956	$65,063
Net interest (income)/expense	(46)	399	(290)	4,503
Provision for income taxes	6,601	8,254	25,672	35,945
Depreciation and amortization of intangible assets	6,273	5,704	24,119	21,645
Stock-based compensation expense (2)	1,336	1,473	5,421	5,727

EBITDA, as defined (non-GAAP)	$25,570	$29,607	$100,878	$132,883

(1)	Results for the Full Year Ended December 31, 2008 have been adjusted, as required, for the retrospective application of new Financial Accounting Standards Board guidance on debt.

(2)	Includes non-cash stock amortization expense and non-cash stock option expense.
Kaydon’s management believes EBITDA, as defined above and a non-GAAP measure, is a determinant of the Company’s capacity to incur additional senior capital to enhance future profit growth and cash flow growth. In addition, EBITDA is widely used by financial analysts and investors, and is utilized in measuring compliance with financial covenants in the Company’s credit agreement. Also, EBITDA is the metric used to determine payments under the Company’s annual incentive compensation program for senior managers. However, EBITDA, as defined, should be viewed as supplemental data, rather than as a substitute or alternative to the comparable GAAP measure.